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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the Prospectuses contained therein and to the incorporation by reference in such Prospectuses of our report dated February 3, 1994, except for Note 2, as to which the date is April 4, 1994, with respect to the consolidated financial statements and schedules of Lehman Brothers Holdings Inc. and Subsidiaries included in its Current Report on Form 8-K dated April 14, 1994, which supersedes in its entirety the consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                                Ernst & Young

New York, New York
May 31, 1994